Exhibit 99.1

Novus Therapeutics Reports Second Quarter 2017 Results

IRVINE, Calif., August 9, 2017 /PRNewswire/ — Novus Therapeutics, Inc. (NASDAQ: NVUS), a development stage specialty pharmaceutical company focused on the development of products for disorders of the ear, nose, and throat (ENT), today reported results for the second quarter 2017.

For the three months ended June 30, 2017, Novus reported a net loss of $6.7 million or $1.32 per share. This compares to a net loss of $1.0 million or $2.25 per share for the same period in the prior year. For the six months ended June 30, 2017, Novus reported a net loss of $8.0 million or $2.51 per share. This compares to a net loss of $2.1 million or $4.68 per share for the same period in the prior year. Novus ended the second quarter of 2017 with $22.5 million in cash and cash equivalents.

“The second quarter was a transformational period for the company,” said Gregory J. Flesher, President and Chief Executive Officer. “We completed the previously announced merger with Tokai Pharmaceuticals, Inc., made changes to the leadership team, consolidated operations to our Irvine headquarters, and embarked on a focused effort to advance OP-02 as a potential first-in-class treatment option for the millions of patients burdened by otitis media.”

Recent Business Highlights and Corporate Update

•	Completion of the Merger: On May 9, 2017, the previously announced merger between Otic Pharma, Ltd. and Tokai Pharmaceuticals, Inc. was completed and the name of the combined company was changed to Novus Therapeutics, Inc. On May 11, 2017, Novus began trading on the NASDAQ Capital Market under the ticker symbol “NVUS.”

•	Financing Activities: Novus raised an additional $7.1 million in gross proceeds in connection with the merger. The proceeds included $4.0 million obtained through a private placement of the company’s common stock on May 10, 2017 and approximately $3.1 million obtained through the exercise of Otic Pharma, Ltd. warrants prior to close of the merger.

•	Leadership Change: Jon Kuwahara joined Novus as Senior Vice President of Finance and Administration, succeeding Christine Ocampo. Mr. Kuwahara has over 25 years of finance and operations experience, primarily within the pharmaceutical industry. Mr. Kuwahara is a member of the Board of Directors, and Chairman of the Audit Committee, for Emmaus Life Sciences, Inc. and has held past finance roles at Espero Pharmaceuticals, Avanir Pharmaceuticals, and Questcor Pharmaceuticals.

•	Research and Development: Given the current capital resources, Novus made the strategic decision to focus substantially all of its development activities to the advancement of OP-02 for otitis media, an opportunity management believes has the greatest potential to create significant shareholder value. Novus is currently conducting formulation development activities on OP-02, and upon successful completion and manufacturing of clinical supply, plans to begin human studies in 2018. Novus currently maintains nine prostate cancer patients in a safety study of galeterone, but has terminated all other research and development activities related to galeterone.

Financial Results for the Three Months and Six Months Ended June 30, 2017

Research and development expenses for the three-month and six-month periods ended June 30, 2017 decreased to approximately $0.5 million and $1.0 million, as compared to $0.6 million and $1.3 million respectively, for the same periods in 2016. The change was primarily attributed to decreased spending towards OP-01 and offset by costs incurred for Tokai’s legacy development programs during 2017.

General and administrative expenses for the three-month and six-month periods ended June 30, 2017 increased to approximately $6.1 million and $7.0 million, as compared to $0.3 million and $0.8 million, respectively for the same periods in 2016. The change was primarily attributed to $5.4 million in one-time merger related expenses for the three-month period ended June 30, 2017 and public company related expenses, including severance costs for previous Tokai employees.

About Novus Therapeutics

Novus Therapeutics is a development stage pharmaceutical company focused on the development of products for disorders of the ear, nose, and throat (ENT). Novus has two technologies, each of which has the potential to be developed for multiple ENT indications. The company’s lead product (OP-02) is a surfactant-based, combination drug product being developed as a potential first-in-class treatment option for patients at risk for or with otitis media (“OM”) (middle ear inflammation with or without infection), which is often caused by Eustachian tube dysfunction (“ETD”). Globally, OM affects more than 700 million adults and children every year. OM is a common disorder seen in pediatric practice, and in the United States is the most frequent reason children are prescribed antibiotics and undergo surgery. Novus also has a foam-based drug delivery technology (OP-01), which may be developed in the future for delivery of drugs into the ear, nose, and sinus cavities. For more information on Novus, please visit novustherapeutics.com.

Forward-looking Statements

Any statements in this press release about the company’s future expectations, plans and prospects, including statements about its strategy, future operations, development of its product candidates, the review of strategic alternatives and the outcome of such review and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “may,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, expectations regarding the timing for the commencement and completion of our clinical trials and our ability to accelerate the development of our drug candidates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the sufficiency of the company’s cash resources; the ability to timely develop and manufacture clinical batches of our study drugs; the ability to obtain necessary approvals to commence additional clinical trials; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether the results of clinical trials will warrant submission for regulatory approval of any investigational product, any such submission will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies and, if we are able to obtain such approval for an investigational product, it will be successfully distributed and marketed. Any forward-looking statements contained in this press release speak only as of the date hereof and not of any future date, and the company expressly disclaims any intent to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts

The Trout Group

Gita Ogawa

Tel: (646) 378-2949

gogawa@troutgroup.com

Novus Therapeutics, Inc.

Investor Relations

Tel: (949) 238-8090

investors@novustherapeutics.com

NOVUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$22,498	$1,103
Restricted cash	13	14
Prepaid expenses and other current assets	2,332	33

Total current assets	24,843	1,150
Property and equipment, net	49	31
Restricted cash	70	—
Goodwill	1,867	—
Other assets	15	15

Total assets	$26,844	$1,196

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$374	$338
Accrued severance	1,300	—
Accrued expenses and other liabilities	1,486	113
Convertible notes	—	3,447

Total current liabilities	3,160	3,898
Long-term liabilities	245	—

Total liabilities	3,405	3,898
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized; 0 and 452,706 shares issued and outstanding at June 30, 2017 and December 31, 2016	—	11
Common stock, $0.001 par value, 200,000,000 shares authorized; 6,943,832 and 82,246 shares issued and outstanding at June 30, 2017 and
December 31, 2016, respectively	7	1
Additional paid-in capital	45,858	11,385
Goodwill	—	291
Accumulated deficit	(22,426)	(14,390)

Total stockholders’ equity (deficit)	23,439	(2,702)

Total liabilities and stockholders’ equity (deficit)	$26,844	$1,196

NOVUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating expenses
Research and development	$533	$592	$1,012	$1,282
General and administrative	6,133	340	7,039	762

Total operating expenses	6,666	932	8,051	2,044

Loss from operations	(6,666)	(932)	(8,051)	(2,044)
Other income (loss), net	4	(70)	15	(61)

Net loss and comprehensive loss	$(6,662)	$(1,002)	$(8,036)	$(2,105)

Net loss per share, basic and diluted	$(1.32)	$(2.25)	$(2.51)	$(4.68)

Weighted-average shares outstanding, basic and diluted	4,154,842	77,856	2,270,907	77,856

NOVUS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2017	2016
Operating activities
Net loss	$(8,036)	$(2,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	16	20
Stock-based compensation	236	85
Loss on disposal of fixed assets	31	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,167)	45
Accounts payable and accrued expenses	7	(207)

Net cash used in operating activities	(8,913)	(2,162)
Investing activities
Cash received from merger transaction	23,250	—
Proceeds from sale of equipment	8	—
Purchase of property and equipment	—	(10)

Net cash provided by (used in) investing activities	23,258	(10)
Financing activities
Proceeds from issuance of common stock, net	4,000	—
Proceeds from exercise of warrants	3,119	—

Net cash provided by financing activities	7,119	—

Net increase (decrease) in cash, cash equivalents and restricted cash	21,464	(2,172)
Cash, cash equivalents and restricted cash at beginning of period	1,117	3,109

Cash, cash equivalents and restricted cash at end of period	$22,581	$937

Supplemental disclosure of cash flow information
Noncash activities:
Conversion of promissory notes and interest to common stock	$3,447	$—

Conversion of preferred stock to common stock	$9	$—

Conversion of contingently issuable shares to common stock	$291	$—

Fair value of assets acquired and liabilities assumed in the merger:
Fair value of assets acquired, excluding cash and restricted cash	$3,072
Fair value of liabilities assumed	(2,947)

Fair value of net assets acquired in the merger	$125